Exhibit 99.1

Clovis Oncology Announces Preliminary Financial Results

for the Fourth Quarter and Full Year 2021

•	Estimated $35.5M - $36.1M in Rubraca® (rucaparib) global sales for Q4 2021 and $148.3M—$148.9M for FY 2021

•	Continuing impact on ovarian cancer diagnoses and treatments from COVID-19

•	Q4/FY 2021 Operating Results call planned for February 23, 2022

•	Company to present at J.P. Morgan Healthcare Conference on Wednesday, January 12

BOULDER, Colo., January 10, 2022 – Clovis Oncology, Inc. (NASDAQ:CLVS) today announced its preliminary, unaudited global product revenues for the fourth quarter and full year ended December 31, 2021. The financial information presented in this news release may be adjusted as a result of completion of customary quarterly review and audit procedures.

Unaudited preliminary results include:

•	$35.5M - $36.1M in estimated Rubraca global product revenues for the fourth quarter of 2021 compared to $37.9M for Q3 2021 and $43.3M for Q4 2020

•	US and Europe product revenues approximately $27.5M—$27.9M and $8.0M—$8.2M

•	$148.3M - $148.9M in estimated Rubraca product revenues for FY 2021 compared to $164.5M for FY 2020

•	Approximately $143.4M in cash and cash equivalents and $27.8M in available funding under the ATHENA financing at December 31, 2021

•	Net cash used in operating activities for the fourth quarter of 2021 approximately $41.1M to $41.7M, down approximately 10 to 11 percent from the prior quarter

•	Cash used in operating activities does not reflect approximately $9.7M provided to the Company under the ATHENA financing

Clovis plans to discuss these results with investors this week at the 40th Annual J.P. Morgan Healthcare Conference which is being held virtually January 9-13, 2022.

“The ongoing COVID-19 pandemic and the consequent reduction in ovarian cancer diagnoses and treatments continue to impact Rubraca sales in both the US and Europe. Despite these continuing commercial headwinds, we anticipate 2022 will be the most significant year of clinical data readouts in the Company’s history,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “For Rubraca, we anticipate three Phase 3 readouts during the year: ATHENA-MONO as monotherapy in the first-line ovarian cancer maintenance treatment setting during Q1, TRITON3 in the second-line prostate cancer treatment setting for selected patients during Q2, and ATHENA-COMBO in combination with Opdivo in the first-line ovarian cancer maintenance treatment setting in the second half of 2022. In addition, for FAP-2286, we are actively enrolling the Phase 1 portion of LuMIERE and anticipate data presentations at nuclear medicine meetings during 2022. We and our investigators are extremely enthusiastic about this program and look forward to initiating the Phase 2 portion of the LuMIERE study later this year.”

Clovis Oncology to Present at 40th Annual J.P. Morgan Healthcare Conference on January 12

Clovis’ President and CEO, Patrick J. Mahaffy, will present at the 40th Annual J.P. Morgan Healthcare Conference on Wednesday, January 12 at 9:45 a.m. ET. A live audio webcast of the presentation/Q&A session, as well as the accompanying slide presentation can be accessed through the investor relations section of the Company’s website at clovisoncology.com. Approximately 24 hours following the live presentation, a replay of the webcast will be available on the Company’s website for up to 30 days.

Fourth Quarter and Full Year 2021 Financial Results Release Planned for February 23

The Company plans to report financial results for the fourth quarter and full year ended December 31, 2021 on Wednesday, February 23, 2022, before the open of the US financial markets. Clovis’ senior management will host a conference call and live audio webcast at 8:30 a.m. ET to discuss the Company’s results in greater detail.

Additionally, the Company filed today with the Securities and Exchange Commission a Current Report on Form 8-K that provides additional information about the Company’s financial performance, status of clinical trials, liquidity position and impact of COVID-19.

About Rubraca (rucaparib)

Rubraca is an oral, small molecule inhibitor of PARP1, PARP2 and PARP3 being developed in multiple tumor types, including ovarian and prostate cancers, as monotherapy and in combination with other anti-cancer agents. Exploratory studies in other tumor types are also underway. Clovis holds worldwide rights for Rubraca.

In the United States, Rubraca is approved for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. Rubraca is also approved in the United States for the treatment of adult patients with deleterious BRCA mutation (germline and/or somatic) associated epithelial ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more chemotherapies and selected for therapy based on an FDA-approved companion diagnostic for Rubraca. Additionally, Rubraca is approved in the US for the treatment of adult patients with a deleterious BRCA mutation (germline and/or somatic)-associated metastatic castration-resistant prostate cancer (mCRPC) who have been treated with androgen receptor-directed therapy and a taxane-based chemotherapy. Select patients for therapy based on an FDA-approved companion diagnostic for Rubraca. This indication is approved under accelerated approval based on objective response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials. The TRITON3 clinical trial is expected to serve as the confirmatory study for the Rubraca accelerated approval in mCRPC.

In Europe, Rubraca is approved for the maintenance treatment of adults with platinum-sensitive relapsed high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in response (complete or partial) to platinum-based chemotherapy. Rubraca is also approved in Europe for the treatment of adult patients with platinum sensitive, relapsed or progressive, BRCA mutated (germline and/or somatic), high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have been treated with two or more prior lines of platinum-based chemotherapy, and who are unable to tolerate further platinum-based chemotherapy.

Rubraca is an unlicensed medical product outside of the US and Europe.

About FAP-2286

FAP-2286 is a clinical candidate under investigation as a peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein (FAP). FAP-2286 consists of two functional elements; a targeting peptide that binds to FAP and a site that can be used to attach radioactive isotopes for imaging and therapeutic use. High FAP expression has been shown in pancreatic ductal adenocarcinoma, cancer of unknown primary, salivary gland, mesothelioma, colon, bladder, sarcoma, squamous non–small cell lung, and squamous head and neck cancers. High FAP expression was detected in both primary and metastatic tumor samples and was independent of tumor stage or grade. Clovis holds US and global rights for FAP-2286 excluding Europe, Russia, Turkey, and Israel.

FAP-2286 is an unlicensed medical product.

About Targeted Radionuclide Therapy

Targeted radionuclide therapy is an emerging class of cancer therapeutics, which seeks to deliver radiation directly to the tumor while minimizing delivery of radiation to normal tissue. Targeted radionuclides are created by linking radioactive isotopes, also known as radionuclides, to targeting molecules (e.g., peptides, antibodies, small molecules) that can bind specifically to tumor cells or other cells in the tumor environment. Based on the radioactive isotope selected, the resulting agent can be used to image and/or treat certain types of cancer. Agents that can be adapted for both therapeutic and imaging use are known as “theranostics.” Clovis, together with licensing partner 3B Pharmaceuticals, is developing a pipeline of novel, targeted radiotherapies for cancer treatment and imaging, including its lead candidate, FAP-2286, an investigational peptide-targeted radionuclide therapeutic (PTRT) and imaging agent, as well as three additional discovery-stage compounds.

About the LuMIERE Clinical Study

LuMIERE is a Phase 1/2 study evaluating FAP-2286 as a peptide-targeted radionuclide therapy (PTRT) targeting fibroblast activation protein, or FAP, in patients with advanced solid tumors. The Phase 1 portion of the LuMIERE study -is evaluating the safety of the investigational therapeutic agent and will identify the recommended Phase 2 dose and schedule of lutetium-177 labeled FAP- 2286 (177Lu-FAP-2286). FAP-2286 labeled with gallium-68 (68Ga-FAP-2286) will be utilized as an investigational imaging agent to identify patients with FAP-positive tumors appropriate for treatment with the therapeutic agent. Once the Phase 2 dose is determined, Phase 2 expansion cohorts are planned in multiple tumor types.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing innovative anti-cancer agents in the US, Europe, and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, for those indications that require them, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, with additional office locations in the US and Europe. Please visit www.clovisoncology.com for more information.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements contained in this press release include, among others, statements regarding our preliminary estimates of fourth quarter and fiscal year 2021 revenue, net loss and cash used in operating activities and cash and cash equivalents, commencement of clinical trials, availability of study data and submission of regulatory filings and expectations for our development programs. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance or achievements to differ significantly from that expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the impacts of the COVID-19 pandemic and disruption related to efforts to mitigate its spread on our business, results of operations or financial condition, including impacts on the vendors or distribution channels in our supply chain, impacts on our contract manufacturers’ ability to continue to manufacture our products, impacts on our ability to continue our development activities, impacts on the conduct of our clinical trials, including with respect to enrollment rates, availability of investigators and clinical trial sites or monitoring of data and impact on the ability and timing of our field personnel to conduct their activities with health care providers, the uncertainties inherent in the effect our future revenues or expenses may have on our cash position, the market potential of our approved drug, including the performance of our sales and marketing efforts and the success of competing drugs and therapeutic approaches, changes in gross-to-net or free drug provided through our patient assistance program, the availability of reimbursement and insurance coverage, the timing of availability of data from our clinical trials, the uncertainties inherent in actions or decisions by the FDA, the EMA or other regulatory authorities regarding whether to accept or approve drug applications that may be filed, including delays or denials of regulatory approvals, clearances or authorizations for applications, as well as their decisions regarding drug labeling, reimbursement and pricing. Furthermore, we are in the process of finalizing our financial results for the fourth quarter and fiscal year 2021, and therefore our finalized and audited results and final analysis of those results are not yet available. The preliminary expectations regarding 2021 revenue, net loss, cash used in operating activities and year-end cash and cash equivalents are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2021 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

Contacts:
Breanna Burkart	Anna Sussman
303.625.5023	303.625.5022
bburkart@clovisoncology.com	asussman@clovisoncology.com

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